Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-124461, 333-116659, 333-110716, 333-110715, 333-107288, 333-102577, 333-85658 and 333-87180 on Form S-3 and Registration Statement Nos. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996 and 333-106994 on Form S-8 of Inverness Medical Innovations, Inc. (“Inverness”) of our report dated June 14, 2005 relating to the statements of net assets sold of the Determine/Daina Screen Rapid Diagnostics Product Line (the “Product Line”) of Abbott Diagnostics Division of Abbott Laboratories as of February 28, 2005 and November 30, 2004 and 2003 and the related statements of net sales in excess of expenses for the three-month period ended February 28, 2005 and the years ended November 30, 2004, 2003 and 2002 (which statements are not intended to be a complete presentation of the Product Line’s assets, liabilities, revenues or expenses), appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 16, 2005